Schedule for computation of Yield Calculation

Michigan Municipal Cash Trust

This example illustrates the yield
quotation for the seven-day period ended:         31-Oct-95

Value of a hypothetical pre-existing
account with exactly                           $1.000000000
one share at the beginning of the
base period

Value of same account (excluding capital
changes) at end                                $1.000671537
of the seven-day base period*

Net change in account value

Base Period Return:
     Net change in account value divided
     by the beginning account value             $0.000671537
     ($ .000671537 / $1.000000000)

Annualized Current Net Yield  ( .000671537 x 365/7)

Effective Yield **  (.000671537 + 1 ) ^ (365/7) - 1

* This value includes the value of additional shares purchased with dividends from the original share, and dividends declared on both the original share and any such additional shares.

** This value may change to include shares purchased with dividends reinvested on a less frequent basis.

Tax Equivalent Yield (Assumes individual does not itemize on Federal Return)

100% minus the Federal and Michigan taxable %'s  (100% - 28% - 4.47% = 67.53%)